Exhibit 5.1

U-BX Technology Ltd. Harneys Fiduciary (Cayman) Limited 4th Floor, Harbour Place 103 South Church Street P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands	D:	+852 3656 6054 / +852 3656 6010
	E:	nathan.powell@ogier.com / cecilia.li@ogier.com

	Reference:	NMP/CQL/511047.00003

30 July 2025

Dear Sirs

U-BX Technology Ltd. (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s registration statement on Form S-8, including all amendments or supplements thereto (the Form S-8), as filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Act) on or about the date hereof. The Form S-8 relates to the Company’s adoption of the amended and restated 2025 Share Incentive Plan as approved by the board of directors of the Company on 29 July 2025 (the 2025 Share Incentive Plan).

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents (as defined below). A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents: (the Documents):

(a)	the constitutional documents and public records of the Company provided by the Company (the Corporate Records), including:

(i)	the certificate of incorporation of the Company dated 30 June 2021 issued by the Registrar of Companies in the Cayman Islands (the Registrar);

(ii)	the certificate of incorporation on change of name dated 10 October 2021 issued by the Registrar; and

(iii)	the third amended and restated memorandum and articles of association of the Company adopted by way of a special shareholder resolutions passed by the shareholders at the annual general meeting held on 24 October 2024 and effective on 19 November 2024 (the Memorandum and Articles).

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett Dennis Li	Cecilia Li Rachel Huang** Yuki Yan** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

(b)	A search of the Cayman Online Registry Information Service conducted against the Company at the Registrar on 29 July 2025 (the CORIS Search).

(c)	The Register of Writs and Other Originating Process at the office of the Clerk of Courts in the Cayman Islands as inspected by us on 29 July 2025 (the Register of Writs).

(d)	a certificate of good standing in respect of the Company issued by the Registrar on 24 July 2025 (the Certificate of Good Standing);

(e)	a copy of the register of directors of the Company as provided to us on 25 July 2025 (the ROD);

(f)	a copy of the listed shareholder list of the Company as at 23 July 2025 provided to us on 25 July 2025 (the ROM, together with the ROD, the Registers);

(g)	copies of the written resolutions of the directors of the Company dated 29 July 2025 approving, among other things, the adoption of the 2025 Share Incentive Plan (the Board Resolutions);

(h)	a copy of the director’s certificate dated 29 July 2025 confirming certain factual matter in relation to the Corporate Records, the From S-8 and the 2025 Share Incentive Plan;

(i)	a copy of the 2025 Share Incentive Plan; and

(j)	the Form S-8.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Certificate of Good Standing, the Registers and the 2025 Share Incentive Plan is accurate and complete as at the date of this opinion;

(e)	all copies of the Form S-8 are true and correct copies and the Form S-8 conforms in every material respect to the latest drafts of the same produced to us and, where the Form S-8 has been provided to us in successive drafts marked-up to indicate changes from a previous draft, all such changes have been accurately marked;

(f)	the Board Resolutions have been duly passed in accordance with the Memorandum and Articles and remains in full force and effect and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the 2025 Share Incentive Plan and no director has a financial interest in or other relationship to a party of the transactions contemplated in the Board Resolutions which has not been properly disclosed in the Board Resolutions;

(g)	neither the directors and shareholders of the Company have taken any steps to wind up the Company or to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets;

(h)	the maximum number of shares which the Company is required to issue under the 2025 Share Incentive Plan to fulfil its obligation is 9,500,000 ordinary shares with par value US$0.0016 each of the Company (the ESOP Shares);

(i)	if any of the ESOP Shares will be issued for non-cash consideration, the directors of the Company shall by a resolution of directors specify the amount to be credited for the issue of such Shares and that, in their opinion, the present cash value of the non-money consideration and money consideration, if any, is not less than the amount to be credited for the issue of such Shares; and

(j)	there is nothing under any law, other than the Cayman Islands, that would or might affect the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

The Company was duly incorporated on 30 June 2021 as and is an exempted company with limited liability. It is validly existing under the laws of the Cayman Islands, and is in good standing with the Registrar.

Share capital

(a)	Based solely on the Memorandum and Articles, the Company’s authorised share capital is US$1,000,000.00 divided into 625,000,000 ordinary shares of par value US$0.0016 each.

Valid Issuance of ESOP Shares

(b)	The ESOP Shares to be issued under the 2025 Share Incentive Plan have been duly authorised by all necessary corporate actions of the Company under the Memorandum and Articles and, upon the issuance and delivery of the ESOP Shares in accordance with the Memorandum and Articles, the Board Resolutions and the terms of the 2025 Share Incentive Plan and once consideration is fully paid per share in accordance with the 2025 Share Incentive Plan to the Company, the ESOP Shares will be duly authorised, validly issued, fully paid and non-assessable. Once the register of members of the Company has been updated to reflect the issuance of the ESOP Shares, the shareholders recorded in the register of members of the Company will be deemed to have legal title to the shares of the Company set out against their respective name.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the 2025 Share Incentive Plan to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Form S-8, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Form S-8 and any other agreements into which the Company may have entered or any other documents.

4.2	Under the Companies Act (Revised) (Companies Act) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar of Companies in the Cayman Islands, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	In good standing means only that as of the date of this opinion the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar of Companies. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Law.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Form S-8.

This opinion may be used only in connection with the Form S-8 while the 2025 Share Incentive Plan is effective.

Yours faithfully

/s/ Ogier
Ogier